Exhibit 99.1

Rex Energy Exceeds Second Quarter Production Guidance

STATE COLLEGE, Pa., July 11, 2011 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq:REXX) today announced second quarter production results. The company also adjusted operating expense guidance for the full year and released information for its second quarter 2011 conference call.

Second Quarter 2011 Unaudited Production

Rex Energy exceeded its previously announced second quarter guidance by 9% with an average production rate of 35.2 MMcfe/d. This is an 87% increase over second quarter 2010 and a 28% increase over first quarter 2011. Oil and natural gas liquids accounted for 41% of the total equivalent net production for the quarter. Natural gas production increased 184% over second quarter 2010 and 48% over first quarter 2011. Natural gas accounted for 59% of total equivalent net production for the quarter.

Full Year Lease Operating and G&A Expense Guidance

Rex Energy is decreasing its previously given lease operating expense (LOE) guidance from $32.0 million - $37.0 million down to $31.0 million - $34.0 million. The decrease in LOE guidance is the result of lower operating cost assumptions.

Rex Energy is increasing its 2011 general and administrative (G&A) guidance range from $20.0 million - $21.0 million to $24.0 million - $25.0 million. The increase in G&A primarily results from one-time legal fees and costs related to the previously announced settlement in Westmoreland County and costs associated with the departure of the company’s former CEO.

Second Quarter Conference Call Information

Rex Energy intends to release its second quarter 2011 financial results and operational update on Tuesday, August 2, 2011 after the close of the NASDAQ market. Management will host a live conference call and webcast on Wednesday, August 3, 2011 at 10:30 a.m. ET to review second quarter financial results and operational highlights. All financial results released above and discussed on the second quarter conference call will remain subject to our independent auditor’s review. The telephone number to access the conference call is (877) 849-6312. Presentation slides containing reference materials for the call and webcast will be available on the company’s website, www.rexenergy.com. Once on the homepage, select “Investor Relations” and then “Events and Presentations.” The replay of the event and reference materials will be available on the company’s website through September 3, 2011.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian, Illinois and Denver-Julesburg Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to 2011 production guidance and adjusted forecasts for lease operating and general and administrative expenses, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements typically contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” and similar words. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including (without limitation) the following:

•	adverse economic conditions in the United States and globally;

•	the difficult and adverse conditions in the domestic and global capital and credit markets;

•	domestic and global demand for oil and natural gas;

•	sustained or further declines in the prices the company receives for oil and natural gas;

•	the effects of government regulation, permitting and other legal requirements;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties about the estimates of the company’s oil and natural gas reserves;

•	the company’s ability to increase production and oil and natural gas income through exploration and development;

•	the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods;

•	the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

•	the effects of adverse weather on operations;

•	drilling and operating risks;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs and transportation pipelines;

•	changes in the company’s drilling plans and related budgets;

•	the adequacy of capital resources and liquidity including (without limitation) access to additional borrowing capacity; and

•	uncertainties associated with our legal proceedings and the outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

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For more information, please visit our website or contact:

www.rexenergy.com

Tom Stabley

Executive Vice President and Chief Financial Officer

(814) 278-7215

tstabley@rexenergycorp.com

Bernie McClain

Manager, Financial Planning & Analysis

(814) 278-7148

bmcclain@rexenergycorp.com